Exhibit 99.1

Questions and Answers Relating to the Business Combination between
HL Acquisition Corp. and Fusion Welcome – Fuel, S.A.

Q: Is Fusion Fuel currently in production of green hydrogen, and/or does it have a working prototype of its proprietary electrolyzer?

A: Fusion Fuel has a working prototype of its proprietary electrolyzer, which was subjected to reliability and endurance tests. Fusion Fuel expects to begin development of its first full-scale hydrogen farm using this technology in the near future, supported by Portugal’s innovation fund and a local gas distribution company. However, we cannot assure you that such development will begin on a particular time frame, or at all, or that once the hydrogen farm has been built it will achieve profitability.

Q: How competitive on a cost basis will Fusion Fuel’s electrolysis solution to produce green hydrogen be compared to conventional “brown hydrogen” production?

A: The cost competitiveness of Fusion Fuel’s green hydrogen depends on the delivered cost of natural gas for brown hydrogen production, as these costs vary between regions. Speaking generally, Fusion Fuel believes that by 2022, the cost of its green hydrogen will be at least on par with, if not below, what it costs refiners in Southern Europe to produce brown hydrogen. However, there are many variables that impact the cost to produce both Fusion Fuel’s green hydrogen, including uncertainties which may be out of Fusion Fuel’s control, such as the quality of solar irradiance during a particular period and in a particular location, and we cannot assure you that Fusion Fuel will achieve cost competitiveness by 2022, or at all.

Q: Has there been any formal approval on any patents filed, and is there a timeline for when the remaining patents will be filed?

A: A provisional patent application has been filed and Fusion Fuel is in the process of preparing a definitive application. Approval of this application would only occur after a definitive application is filed. Accordingly, Fusion Fuel has not yet received an indication of when approval may be granted, if at all. However, external counsel has performed patent searches using keywords from the technical areas directly and indirectly relating to Fusion Fuel’s invention. The searches did not reveal any potentially conflicting patents. Fusion Fuel expects to file an additional patent application during the summer of 2020, and another two patent applications before the end of 2020. We cannot assure you that Fusion Fuel’s filed patent application or its to-be-filed applications will be granted.